EXHIBIT 99.1

Varonis Announces Fourth Quarter and Full Year 2018 Financial Results

Company announces shift from perpetual license to subscription model
Fourth quarter total revenues of $87.5 million, up 20% year-over-year
Full year total revenues of $270.3 million, up 25% year-over-year

NEW YORK, Feb. 11, 2019 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq: VRNS), a pioneer in data security and analytics, today announced results for the fourth quarter and full year ended December 31, 2018.

Yaki Faitelson, Varonis CEO, said, “2018 was another strong year for Varonis, as total revenues increased 25%. We saw more customers buying more of our licenses, validating that our robust portfolio and our innovation agenda is meeting a wider range of their data security needs. Customers want the benefits of our full platform, and we need to make it easier for them to adopt more of our products more quickly. In order to do so, in 2019 we are transitioning from perpetual licenses to a subscription-based model. We believe this will provide a faster pathway for customers to realize more of the value of our broad platform and for Varonis to capture more of our total addressable market and increase customer lifetime value.”

Guy Melamed, Varonis CFO and COO, added, "The shift to a subscription business model is a critical step on our path toward building a billion dollar business and increasing stockholder value. We learned a great deal from the subscription pilot program we ran in the second half of 2018, and we are now ready to roll it out globally. Subscription will enable our customers to realize more value both right off the bat and over time and will also build a recurring revenue stream for us and our partners. We are excited about this transition, which we believe will allow Varonis to build a stronger business based on continuous innovation with greater long-term visibility, predictability and improved customer lifetime value."

Financial Highlights for the Fourth Quarter Ended December 31, 2018

Revenues:

  Total revenues were $87.5 million, up 20% compared with the fourth quarter of 2017.
  License revenues were $53.3 million, up 16% compared with the fourth quarter of 2017.
  Subscription revenues as a percentage of license revenues was approximately 6%, compared with less than 2% in the fourth quarter of 2017.
  Maintenance and services revenues were $34.2 million, up 27% compared with the fourth quarter of 2017.

Operating Income:

  GAAP operating income was $4.5 million for the quarter, compared to $7.7 million in the fourth quarter of 2017.
  Non-GAAP operating income was $15.5 million for the quarter, compared to $13.4 million in the fourth quarter of 2017.

Net Income:

  GAAP net income was $6.5 million, compared to $6.8 million in the fourth quarter of 2017.
  GAAP net income per diluted share was $0.20, compared to $0.22 in the fourth quarter of 2017, based on 32.5 million and 31.1 million diluted shares outstanding, respectively.
  Non-GAAP net income was $17.5 million, compared to $12.5 million in the fourth quarter of 2017.
  Non-GAAP net income per diluted share was $0.54, compared to $0.40 in the fourth quarter of 2017, based on 32.5 million and 31.1 million diluted shares outstanding, respectively.

Financial Highlights for the Full Year Ended December 31, 2018

Revenues:

  Total revenues were $270.3 million, up 25% compared with 2017.
  License revenues were $147.6 million, up 23% compared with 2017.
  Maintenance and services revenues were $122.7 million, up 29% compared with 2017.

Operating Income (Loss):

  GAAP operating loss was ($29.1) million, compared to ($13.4) million in 2017.
  Non-GAAP operating income was $9.8 million, compared to $7.6 million in 2017.

Net Income (Loss):

  GAAP net loss was ($28.6) million, compared to ($13.8) million in 2017.
  GAAP net loss per basic and diluted share was ($0.98), compared to ($0.50) in 2017, based on 29.0 million and 27.5 million basic and diluted shares outstanding, respectively.
  Non-GAAP net income was $10.4 million, compared to $7.1 million in 2017.
  Non-GAAP net income per diluted share was $0.32, compared to $0.23 in 2017, based on 32.3 million and 30.9 million diluted shares outstanding, respectively.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three and twelve months ended December 31, 2018 and 2017. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow:

  As of December 31, 2018, the Company had $158.9 million in cash and cash equivalents, marketable securities and short-term deposits, compared with $136.6 million as of December 31, 2017.
  During the twelve months ended December 31, 2018, the Company generated $23.5 million of cash from operations, compared to $16.4 million in the prior-year period.

Recent Business Highlights

  For the fourth quarter of 2018, total revenues in North America increased 18% over the prior-year period to $52.4 million, total revenues from EMEA increased 22% over the prior-year period to $32.2 million, and total revenues from Rest of World increased 45% over the prior-year period to $2.9 million.
  Generated 54% of license and first year maintenance revenues from existing customers and 46% from new customers in the fourth quarter of 2018, compared to 44% and 56%, respectively, in the prior-year period.
  Added 275 new customers during the fourth quarter of 2018 compared with 327 in the prior-year period.
  As of December 31, 2018, 73% of customers had purchased two or more product families, and 40% had purchased three or more product families, up from 69% and 36% as of December 31, 2017, respectively.  These metrics are reflective of DatAlert and Varonis Edge as their own product family.
  Implemented weekly Live Cyber Attack Workshops that walk through live cyberattacks and demonstrate how security analysts use Varonis to detect, investigate and stop sophisticated attacks.
  Released Data Classification Labels, designed to integrate with Microsoft Information Protection (MIP) to label sensitive data.
  Enhanced DatAnswers to better address the growing needs of enterprises requiring compliance with data privacy laws and standards.
  Released Varonis Version 7.0: showcasing incident response playbooks, Active Directory risk dashboards, enhanced cloud coverage, threat intelligence, and accelerated investigations with lightning-fast query response.

Financial Outlook

This financial outlook reflects the Company's expectations for 2019 resulting primarily from the impact of the transition from a perpetual license to a subscription model.

For the first quarter of 2019, the Company expects revenues in the range of $58.5 million to $60.0 million, representing 9% to 12% year-over-year growth. The Company anticipates first quarter 2019 non-GAAP operating loss in the range of ($11.0) million to ($10.0) million and non-GAAP net loss per basic and diluted share in the range of ($0.38) to ($0.36), based on a tax provision of $400,000 to $600,000 and 29.8 million basic and diluted shares outstanding. Expectations of non-GAAP operating loss and non-GAAP net loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

For the full year 2019, the Company expects revenues in the range of $297.0 million to $305.0 million, representing 10% to 13% year-over-year growth. The Company anticipates full year 2019 non-GAAP operating income of $3.5 million to $8.5 million and non-GAAP net income per diluted share in the range of $0.04 to $0.16. This is based on a tax provision of $2.2 million to $3.2 million and 33.4 million diluted shares outstanding. Expectations of non-GAAP operating income and non-GAAP net income per diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

Conference Call and Webcast

Varonis will host a conference call today, February 11, 2019, at 5:00 p.m., Eastern Time, to discuss the Company's fourth quarter and full year 2018 financial results, current financial guidance and other corporate developments.  To access this call, dial 877-425-9470 (domestic) or 201-389-0878 (international).  The passcode is 13686333. A replay of this conference call will be available through February 18, 2019 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 13686333.  A live webcast of this conference call will be available on the "Investors" page of the Company's website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP and Other Financial Measures

Varonis believes that the use of non-GAAP operating income (loss) and non-GAAP net income (loss) is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and twelve months ended December 31, 2018 and 2017, non-GAAP operating income (loss) is calculated as operating income (loss) excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

For the three and twelve months ended December 31, 2018 and 2017, non-GAAP net income (loss) is calculated as net income (loss) excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company excludes payroll tax expense related to stock-based compensation expense because, without excluding these tax expenses, investors would not see the full effect that excluding stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which factors may vary from period to period independent of the operating performance of our business. Similar to stock-based compensation expense, the Company believes that excluding this payroll tax expense provides investors and management with greater visibility to the underlying performance of our business operations and facilitates comparison with other periods as well as the results of other companies.

Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating income (loss) or net income (loss) or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense and payroll tax expense related to stock-based compensation have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, "forward-looking" statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company's growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance but are based on management's expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis' addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes, transition in sales from perpetual licenses to a more subscription-based model and increased competition; the risk that Varonis may not be able to attract or retain employees, including sales personnel and engineers; Varonis' ability to build and expand its direct sales efforts and reseller distribution channels; general economic and industry conditions, including expenditure trends for data and cyber security solutions; risks associated with the closing of large transactions, including Varonis' ability to close large transactions consistently on a quarterly basis; new product introductions and Varonis' ability to develop and deliver innovative products; risks associated with international operations; and Varonis' ability to provide high-quality service and support offerings. These and other important risk factors are described more fully in Varonis' reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com

About Varonis

Varonis is a pioneer in data security and analytics, fighting a different battle than conventional cybersecurity companies. Varonis focuses on protecting enterprise data: sensitive files and emails; confidential customer, patient and employee data; financial records; strategic and product plans; and other intellectual property. The Varonis Data Security Platform detects insider threats and cyberattacks by analyzing data, account activity and user behavior; prevents and limits disaster by locking down sensitive and stale data; and efficiently sustains a secure state with automation. With a focus on data security, Varonis serves a variety of use cases, including governance, compliance, classification and threat analytics. Varonis started operations in 2005 and, as of December 31, 2018, had approximately 6,600 customers worldwide, spanning leading firms in the financial services, public, healthcare, industrial, insurance, energy and utilities, consumer and retail, media and entertainment, technology and education sectors.

Varonis Systems, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Unaudited & as adjusted for 2017		Unaudited for 2018 & as adjusted for 2017
Revenues:
Licenses	$53,275	$45,939	$147,613	$120,341
Maintenance and services	34,243	27,062	122,675	95,049
Total revenues	87,518	73,001	270,288	215,390

Cost of revenues	7,749	5,717	27,683	20,714

Gross profit	79,769	67,284	242,605	194,676

Operating costs and expenses:
Research and development	19,445	13,559	69,971	47,369
Sales and marketing	46,196	37,973	168,309	133,925
General and administrative	9,628	8,005	33,460	26,801
Total operating expenses	75,269	59,537	271,740	208,095

Operating income (loss)	4,500	7,747	(29,135)	(13,419)
Financial income, net	704	321	970	2,362

Income (loss) before income taxes	5,204	8,068	(28,165)	(11,057)
Benefit (provision) for income taxes	1,264	(1,248)	(413)	(2,787)

Net income (loss)	$6,468	$6,820	$(28,578)	$(13,844)

Net income (loss) per share of common stock
Basic	$0.22	$0.24	$(0.98)	$(0.50)
Diluted	$0.20	$0.22	$(0.98)	$(0.50)

Weighted average number of shares used in computing net income (loss) per share of common stock
Basic	29,498,904	27,987,216	29,020,645	27,467,440
Diluted	32,506,422	31,121,806	29,020,645	27,467,440

Stock-based compensation expense for the three and twelve months ended December 31, 2018 and 2017 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Unaudited		Unaudited
Cost of revenues	$457	$295	$1,757	$1,078
Research and development	2,465	1,404	9,645	5,209
Sales and marketing	5,732	2,265	16,081	8,542
General and administrative	2,133	1,426	7,478	5,006
	$10,787	$5,390	$34,961	$19,835

Payroll tax expense related to stock-based compensation for the three and twelve months ended December 31, 2018 and 2017 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Unaudited		Unaudited
Cost of revenues	$7	$21	$363	$91
Research and development	17	12	180	67
Sales and marketing	214	243	3,135	941
General and administrative	6	8	297	59
	$244	$284	$3,975	$1,158

Varonis Systems, Inc.
Consolidated Balance Sheets
(in thousands)
	December 31, 2018	December 31, 2017
	Unaudited	As adjusted
Assets
Current assets:
Cash and cash equivalents	$48,707	$56,689
Marketable securities	39,770	39,731
Short-term deposits	70,438	40,137
Trade receivables, net	83,223	75,596
Prepaid expenses and other current assets	16,952	14,346
Total current assets	259,090	226,499

Long-term assets:
Other assets	8,565	7,243
Property and equipment, net	17,323	11,896
Total long-term assets	25,888	19,139
Total assets	$284,978	$245,638

Liabilities and stockholders’ equity
Current liabilities:
Trade payables	$2,620	$635
Accrued expenses and other short term liabilities	55,991	42,453
Deferred revenues	87,729	73,493
Total current liabilities	146,340	116,581

Long-term liabilities:
Deferred revenues	6,487	6,608
Other liabilities	6,781	7,807
Total long-term liabilities	13,268	14,415

Stockholders’ equity:
Share capital
Common stock	30	28
Accumulated other comprehensive income (loss)	(3,633)	136
Additional paid-in capital	266,941	223,868
Accumulated deficit	(137,968)	(109,390)
Total stockholders’ equity	125,370	114,642
Total liabilities and stockholders’ equity	$284,978	$245,638

Varonis Systems, Inc.
Consolidated Statements of Cash Flows
(in thousands)
	Twelve Months Ended December 31,
	2018	2017
	Unaudited	As adjusted
Cash flows from operating activities:
Net loss	$(28,578)	$(13,844)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,156	3,328
Stock-based compensation	34,961	19,835
Amortization of deferred commissions	13,185	12,591
Capital gain from disposal of fixed assets	(27)	(20)

Changes in assets and liabilities:
Trade receivables	(7,627)	(21,735)
Prepaid expenses and other current assets	(1,932)	(3,317)
Deferred commissions	(15,308)	(14,742)
Other long term assets	(270)	—
Trade payables	1,985	(653)
Accrued expenses and other short term liabilities	9,910	14,453
Deferred revenues	14,115	20,860
Other long term liabilities	(1,025)	(405)

Net cash provided by operating activities	23,545	16,351

Cash flows from investing activities:
Decrease (increase) in short-term deposits	(30,280)	25,329
Increase in marketable securities	(39)	(39,731)
Increase in long-term deposits	(313)	(305)
Proceeds from sale of property and equipment	27	20
Purchase of property and equipment	(9,583)	(5,314)

Net cash used in investing activities	(40,188)	(20,001)

Cash flows from financing activities:
Proceeds from employee stock plans, net	8,114	12,083
Net cash provided by financing activities	8,114	12,083
Increase (decrease) in cash, cash equivalents and restricted cash	(8,529)	8,433
Cash, cash equivalents and restricted cash at beginning of period	57,236	48,803
Cash, cash equivalents and restricted cash at end of period	$48,707	$57,236

Varonis Systems, Inc.
Reconciliation of GAAP Measures to non-GAAP
(in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Unaudited & as adjusted for 2017		Unaudited & as adjusted for 2017
Reconciliation to non-GAAP operating income (loss):

GAAP operating income (loss)	$4,500	$7,747	(29,135)	(13,419)

Add back:
Stock-based compensation expense	10,787	5,390	34,961	19,835
Payroll tax expenses related to stock-based compensation	244	284	3,975	1,158

Non-GAAP operating income	$15,531	$13,421	$9,801	$7,574

Reconciliation to non-GAAP net income (loss):

GAAP net income (loss)	$6,468	$6,820	$(28,578)	$(13,844)

Add back:
Stock-based compensation expense	10,787	5,390	34,961	19,835
Payroll tax expenses related to stock-based compensation	244	284	3,975	1,158

Non-GAAP net income	$17,499	$12,494	$10,358	$7,149

Non-GAAP weighted average number shares used in computing net income (loss) per share of common stock - basic	29,498,904	27,987,216	29,020,645	27,467,440
Non-GAAP weighted average number shares used in computing net income (loss) per share of common stock - diluted	32,506,422	31,121,806	32,282,487	30,854,436
GAAP weighted average number shares used in computing net income (loss) per share of common stock - basic	29,498,904	27,987,216	29,020,645	27,467,440
GAAP weighted average number shares used in computing net income (loss) per share of common stock - diluted	32,506,422	31,121,806	29,020,645	27,467,440

Non-GAAP net income per share of common stock - basic	$0.59	$0.45	$0.36	$0.26
Non-GAAP net income per share of common stock - diluted	$0.54	$0.40	$0.32	$0.23
GAAP net income (loss) per share of common stock - basic	$0.22	$0.24	$(0.98)	$(0.50)
GAAP net income (loss) per share of common stock - diluted	$0.20	$0.22	$(0.98)	$(0.50)

Investor Relations Contact:
James Arestia
Varonis Systems, Inc.
646-640-2149
jarestia@varonis.com

News Media Contacts:
Rachel Hunt
Varonis Systems, Inc.
877-292-8767 (ext. 4247)
rhunt@varonis.com

Mia Damiano
Merritt Group
703-390-1502
damiano@merrittgrp.com